Exhibit T3C

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

AND EACH OF THE GUARANTORS PARTY HERETO

12.500% / 10.000% SENIOR SECURED SECOND LIEN NOTES DUE 2021

INDENTURE

Dated as of April     , 2016

Wilmington Savings Fund Society, FSB

Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	8.10
(a)(2)	8.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	8.10
(b)	8.10
311(a)	8.11
(b)	8.11
312(a)	2.10
(b)	14.03
(c)	14.03
313(a)	8.06
(b)(1)	12.03
(b)(2)	8.06; 8.07
(c)	8.06; 14.02
(d)	8.06
314(a)	4.03;14.02; 14.05
(b)	N.A.
(c)(1)	14.04
(c)(2)	14.04
(c)(3)	N.A.
(d)	N.A.
(e)	14.05
(f)	N.A.
315(a)	8.01
(b)	8.05; 14.02
(c)	8.01
(d)	8.01
(e)	7.11
316(a) (last sentence)	2.10
(a)(1)(A)	7.05
(a)(1)(B)	7.04
(a)(2)	N.A.
(b)	7.07
(c)	N.A.
317(a)(1)	7.08
(a)(2)	7.09
(b)	2.04
318(a)	14.01
(b)	N.A.
(c)	14.01

N.A. means not applicable.

*	This Cross Reference Table is not part of the Indenture.

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EXHIBITS

Exhibit A     FORM OF NOTE

Exhibit B     FORM OF DTC LEGEND

Exhibit C     FORM OF NOTATION OF GUARANTEE

Exhibit D     FORM OF SUPPLEMENTAL INDENTURE

INDENTURE dated as of April     , 2016 among Nuverra Environmental Solutions, Inc., a Delaware corporation, the Guarantors (as defined below) and Wilmington Savings Fund Society, FSB, as trustee.

The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined below) of the Senior Secured Second Lien Notes due 2021 (the “Initial Notes”). In connection with the payment of Capitalized Interest (as defined below) in respect of the Notes (as defined below), the Company may elect to issue additional Notes (“PIK Notes” and together with the Initial Notes and the Additional Notes defined below, the “Notes”).

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

Acquired Debt shall be deemed to be incurred on the date the acquired Person becomes or merges with or into a Restricted Subsidiary.

“Additional Notes” means additional Notes (other than the Initial Notes and PIK Notes) issued under this Indenture in accordance with Section 2.02 hereof, as part of the same series as the Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 20% or more of the Voting Stock of a Person (or 10% if such Person has a class of Capital Stock registered pursuant to Section 12(b) or 12(g) of the Exchange Act and is subject to the reporting requirements of Section 13(a) of the Exchange Act) will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“After-Acquired Property” means any and all assets or property acquired after the date of this Indenture, including any property or assets acquired by the Company or a Guarantor from another Guarantor, which in each case constitutes Collateral.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the Note; or

(2) the excess of: (a) the present value at such redemption date of (i) the redemption price of the Note at April 15, 2017 (such redemption price being set forth in the table appearing in Section 3.07 hereof) plus (ii) all required interest payments due on the Note through April 15, 2017, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of the Note.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights by the Company or any of the Company’s Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Sections 4.15 and 6.01 hereof and not by Section 4.10 hereof; and

(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any of the Company’s Restricted Subsidiaries of Equity Interests in any of the Company’s Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million; provided that, during the Non-Cash Pay Period, such transactions shall be deemed an Asset Sale unless a majority in aggregate principal amount of the outstanding Notes beneficially owned by all of the Designated Noteholders consent otherwise;

(2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4) the sale, lease or other transfer of products, services or accounts receivable in the ordinary course of business, the sale, lease or other transfer of trucks and related equipment in the ordinary course of business and any sale or other disposition of used, redundant, damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Restricted Subsidiaries taken as whole);

(5) licenses and sublicenses by the Company or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business;

(6) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7) the granting of Liens not prohibited by Section 4.12 hereof or, during the Non-Cash Pay Period, an equivalent Incorporated Covenant, unless a majority in aggregate principal amount of the outstanding Notes beneficially owned by all of the Designated Noteholders consent otherwise;

(8) the sale or other disposition of cash or Cash Equivalents;

(9) any release of intangible claims or rights in connection with the loss or settlement of a bona fide lawsuit, dispute or other controversy;

(10) leases or subleases to third persons not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries; and

(11) a Restricted Payment that does not violate Section 4.07 hereof or a Permitted Investment or, during the Non-Cash Pay Period, an equivalent Incorporated Covenant, unless a majority in aggregate principal amount of the outstanding Notes beneficially owned by all of the Designated Noteholders consent otherwise.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members or the Board of Directors appointed by the members or managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars and the lawful currency of any other country where the Company owns or operates property or assets;

(2) securities issued or directly and fully guaranteed or insured by the government of the United States or any member state of the European Union or any agency or instrumentality thereof (provided that the full faith and credit of the United States or such member state of the European Union, as applicable, is pledged in support of those securities) having maturities of not more than 12 months from the date of acquisition;

(3) certificates of deposit and time deposit accounts including eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $100.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within 12 months after the date of acquisition; and

(6) investment or money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Certificated Note” means a Note in registered individual form without interest coupons.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13 (d)(3) of the Exchange Act));

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares;

(4) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction); or

(5) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors;

provided that the consummation of the transactions referred to in the Restructuring Support Agreement shall not be a “Change of Control”.

“Clearstream” means Clearstream Banking, S.A.

“Company” means Nuverra Environmental Solutions, Inc., and any and all successors thereto.

“Collateral” means all property subject to or purported to be subject, from time to time, a Lien under any Security Document.

“Collateral Agent” means the Trustee in its capacity as “Collateral Agent” under the Indenture and under the Security Documents and any successor thereto in such capacity.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary or non-recurring charges, expenses or losses, including in connection with an Asset Sale, plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such charges, expenses or losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) the Transaction Costs for such period, to the extent that such Transaction Costs were deducted in computing such Consolidated Net Income; plus

(5) any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness), and losses in connection with any Hedging Obligation to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(6) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period, including (a) charges, provisions or adjustments for stock-based awards, and non-cash compensation expense including non-cash charges arising from stock options, restricted stock or other equity incentive programs, and (b) any impairment charges or asset write-offs or write-downs related to intangible assets (including goodwill), lease terminations, and long-lived assets pursuant to GAAP, to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(7) legal costs related to shareholder and securities litigation arising from the acquisition of China Water & Drinks, Inc., in an aggregate amount not to exceed $2.0 million in any fiscal year; plus

(8) non-recurring charges and expenses which have been reimbursed in cash by a third party, to the extent such charges and expenses were deducted in computing such Consolidated Net Income; plus

(9) adjustments of the type included in the presentation of Adjusted EBITDA in the offering circular in respect of the Existing Notes dated April 4, 2012; plus

(10) costs (including legal costs) associated with moving any Subsidiary to discontinued operations or the disposition thereof, to the extent such charges and expenses were deducted in computing such Consolidated Net Income; minus

(11) any foreign currency translation gains (including gains related to currency remeasurements of Indebtedness) and gains in connection with any Hedging Obligation of such Person and its Restricted Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus

(12) non-cash items increasing such Consolidated Net Income for such period (including reversal of earn-out liabilities that, when incurred or modified, reduced Consolidated Net Income), other than the accrual of revenue in the ordinary course of business; minus

(13) an amount equal to any extraordinary or non-recurring gains, including in connection with an Asset Sale, to the extent such gains were included in computing such Consolidated Net Income; minus

(14) non-cash gains associated with any write-up of goodwill pursuant to ASC 350,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1) all extraordinary gains (or losses) and all gains (or losses) realized in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded;

(2) the net income or loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be excluded, and the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person from any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included;

(3) for purposes of Section 4.07 hereof only, the net income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(4) the cumulative effect of a change in accounting principles will be excluded;

(5) non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133 will be excluded; and

(6) goodwill and asset impairment charges pursuant to SFAS 142 and 144 will be excluded.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (i) total consolidated secured Indebtedness of the Company and its Restricted Subsidiaries as of such date (excluding Indebtedness incurred pursuant to Section 4.09(b)(4) hereof), after giving effect to all Incurrences and repayments of Indebtedness on or about such date, to (ii) Consolidated EBITDA of the Company for the most recent four consecutive fiscal quarters for which financial statements are available ending prior to such date, with such pro forma and other adjustments as are appropriate and consistent with the pro forma and other adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the date of this Indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Corporate Trust Office of the Trustee” means the address of the Trustee specified in Section 4.02 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Agreement” means that certain Credit Agreement, dated as of February 3, 2014, by and among the Company, the guarantors from time to time party thereto and Wells Fargo Bank, N.A., as administrative agent and a lender, and the other lenders from time to time party thereto, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner

(whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities) in whole or in part from time to time.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depositary” means the depositary of each Global Note, which will initially be DTC, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Noteholders” means the holders of the Existing Notes (other than Mark D. Johnsrud) that are party to the Restructuring Support Agreement.

“Discharge of Revolving Credit Agreement Obligations” has the meaning ascribed to such term in the Term Loan Agreement.

“Discharge of Term Loan Obligations” means payment in full, in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of all Obligations (as defined in the Term Loan Agreement and referred to herein as the Term Loan Obligations) under the Term Loan Agreement and the termination of all commitments thereunder; provided that the Discharge of Term Loan Obligations shall not be deemed to have occurred if (a) such payments are made with the proceeds of other Term Loan Obligations that constitute an exchange or replacement for or a refinancing of such Term Loan Obligations or (b) any holder of the Term Loan Obligations is required in any insolvency proceeding or otherwise to turn over, disgorge, or otherwise pay to the estate of the issues of any guarantor thereunder of any amount paid in respect of the Term Loan Obligations.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

“DTC” means The Depository Trust Company.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Excess Cash Flow” has the meaning ascribed to such term in the Term Loan Agreement.

“Excluded Assets” means the following property: (i) voting Equity Interests of any “controlled foreign corporation” (as defined under the Internal Revenue Code), solely to the extent that (y) such Equity Interests represent more than 65% of the outstanding voting Equity Interests of such controlled foreign corporation, and (z) pledging or hypothecating more than 65% of the total outstanding voting Equity Interests of such controlled foreign corporation would result in adverse tax consequences or the costs to the Guarantors of providing such pledge are unreasonably excessive (as determined by the Trustee in consultation with the Company) in relation to the benefits to the Trustee and the Holders of the security afforded thereby (which pledge, if reasonably requested by the Trustee, shall be governed by the laws of the jurisdiction of such Subsidiary); (ii) any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property of the Guarantors if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided, that, (A) the foregoing exclusions of this clause (ii) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the Uniform Commercial Code or other applicable law, or (2) to apply to the extent that any consent or waiver has been obtained that would permit the Trustee’s security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement and (B) the foregoing exclusions of clauses (i) and (ii) shall in no way be construed to limit, impair, or otherwise affect any of the Trustee’s or any Holder’s continuing Security Interests in and liens upon any rights or interests of the Guarantor in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or Equity Interests (including any Accounts or Equity Interests), or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, license agreement, or Equity Interests); or (iii) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided that upon submission and acceptance by the United States Patent & Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means all Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement and the Term Loan Agreement) in existence on the date of this Indenture, including earn-out liabilities constituting Indebtedness, until such amounts are repaid.

“Existing Notes” means the Company’s 9.875% Senior Notes due 2018.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in this Indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (in accordance with Regulation S-X under the Securities Act or in respect of Pro Forma Cost Savings) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (in accordance with Regulation S-X under the Securities Act or in respect of Pro Forma Cost Savings) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates, but excluding amortization and write-offs of debt issuance costs; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest paid or accrued during the period on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of this Indenture.

“Global Notes” means, individually and collectively, each of the Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the DTC legend.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means any Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Holder” means a Person in whose name a Note is registered.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

”Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Company or any other Restricted Subsidiary.

“Incorporated Covenants” has the meaning ascribed to such term in Section 5.01.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Issue Date by and between the Priority Lien Collateral Agents and the Collateral Agent, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Investments” means with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 4.07 hereof. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 4.07 hereof. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means the first date the Initial Notes are issued under the Indenture.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Letter of Transmittal” means the consent and letter of transmittal to be prepared by the Company and sent to all Holders for use by such Holders in connection with the exchange offer as described in the Company’s Offering Memorandum dated March 16, 2016.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

[“Mortgage” means an agreement, including, but not limited to, a mortgage, deed of trust, security agreement or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be in a form and with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law and otherwise in form reasonably satisfactory to the Collateral Agent, or as shall be customary under applicable local or foreign law.

“Mortgaged Property” means any parcel of Real Property required to be subject to a Mortgage pursuant to the terms of this Indenture.]

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment, earn-out or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Cash Pay Period” means the period commencing on the Issue Date and ending at the later of (i) the interest payment date, from and after of which, the Company will make 100% of the interest payments in cash and (ii) the first date that the Designated Noteholders, together with their Affiliates, do not beneficially own an aggregate principal amount of Notes equal to or greater than $70.0 million.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes, PIK Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes, any PIK Notes and any Additional Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 14.05 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, which opinion meets the requirements of Section 14.05 hereof.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Business” means any business that is the same or similar, reasonably related, complementary or incidental to a water and environmental solutions industry or business.

[“Permitted Collateral Liens” means Priority Lien Obligations and all other non-consensual Permitted Liens having priority over the Lien of the Indenture by operation of law.

“Permitted Encumbrances” means collectively (a) the Liens and Security interests created by the Security Documents, (b) Liens, if any, for real estate taxes and other charges imposed by any governmental authority that are not yet delinquent, (c) such other title and survey exceptions as Collateral Agent has approved or may approve in writing in Collateral Agent’s sole discretion, (d) rights of tenants to possession, as tenants only and (e) any other Permitted Liens.]

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company, or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other dispute;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $2.5 million at any one time outstanding;

(9) repurchases of the Notes;

(10) any guarantee of Indebtedness permitted to be incurred by Section 4.09 hereof other than a guarantee of Indebtedness of an Affiliate of the Company that is not a Restricted Subsidiary of the Company;

(11) any Investment existing on, or made pursuant to binding commitments existing on, the date of this Indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of this Indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of this Indenture or (b) as otherwise permitted under this Indenture;

(12) Investments acquired after the date of this Indenture as a result of the acquisition by the Company or any Restricted Subsidiary of the Company of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 6.01 hereof after the date of this Indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; and

(13) other Investments in any Person (other than an Affiliate of the Company that is not a Subsidiary of the Company) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, not to exceed greater of (x) $25.0 million and (y) 3% of Total Assets.

“Permitted Liens” means:

(1) Liens on assets of the Company or any of its Restricted Subsidiaries securing Indebtedness and other Obligations that was permitted to be incurred by Section 4.09(b)(1) or 4.09(b)(14)(a) hereof and/or securing Hedging Obligations related thereto and/or securing Obligations with regard to Treasury Management Arrangements;

(2) Liens in favor of the Company or the Guarantors;

(3) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.09(b)(4) hereof covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the date of this Indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

(a) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(14) filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(15) bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(16) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(17) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(18) grants of software and other technology licenses in the ordinary course of business;

(19) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(20) Liens securing Hedging Obligations made in the ordinary course of business and not for speculation; provided that such Hedging Obligations are permitted under this Indenture;

(21) Liens to secure letters of credit issued pursuant to Section 4.09(b)(14)(a) hereof; provided if and to the extent such letters of credit are drawn upon, such drawing is reimbursed no later than the tenth Business Day following a demand for reimbursement following payment on the letter of credit; and

(22) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $15.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the Notes;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(4) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is unsecured, such Permitted Refinancing Indebtedness is unsecured; and

(5) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary of the Company that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Prepayment Premium” means (a) at any time prior to April 15, 2017, the Applicable Premium and (b) at any time on or after April 15, 2017, the premium to par set forth in Section 3.07(b) hereof.

“Priority Lien Collateral Agent” means any collateral agent that becomes a party to the Intercreditor Agreement in its capacity as agent for the holders of any Priority Lien Obligations thereunder; on the Issue Date, the Priority Lien Collateral Agent shall be the collateral agent under the Credit Agreement.

“Priority Lien Obligations” means Obligations secured by Liens permitted by clause (1) of the definition of “Permitted Liens” but only to the extent subject to the Intercreditor Agreement as “Priority Lien Obligations” (or similar such terms).

“Pro Forma Cost Savings” means, with respect to any four-quarter period, the reduction in net costs and expenses that:

(1) were directly attributable to an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Date and that would properly be reflected in a pro forma income statement prepared in accordance with Regulation S-X under the Securities Act;

(2) were actually implemented prior to the Calculation Date in connection with or as a result of an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action and that are supportable and quantifiable by the underlying accounting records; or

(3) relate to an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action and that the Board of Directors of the Company reasonably determines are probable based upon specifically identifiable actions to be taken within 12 months of the date of the closing of the acquisition, Investment, disposition, merger, consolidation or discontinued operation or specified action;

provided that the aggregate amount of cost savings added pursuant to clauses (2) and (3) of this definition shall not exceed $10.0 million in any four-quarter period.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by the Company or a Guarantor and the improvements thereto.

“Real Property Collateral” means any Real Property now owned or hereafter acquired by the Company or a Guarantor with a fair market value in excess of $2,500,000.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary, and, when used in respect of the Company, shall mean a Restricted Subsidiary of the Company whether or not so stated.

“Restructuring Support Agreement” means the restructuring support agreement among the Company and the Designated Noteholders, among others, dated as of March 11, 2016.

“S&P” means Standard & Poor’s Ratings Group.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Security Documents” means the Intercreditor Agreement, and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Trustee, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Security Interests” means the Liens on the Collateral created by the Security Documents in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Term Loan Agreement” means the First Lien Term Loan Credit Agreement, dated as of the Issue Date, among the Company the guarantors party thereto from time to time, the lenders party thereto from time to time and [    ] as administrative agent.

“TIA” means the United States Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries as shown on (or determined from) the most recent internal balance sheet of such Person.

“Transaction Costs” means any legal, accounting, advisory and other costs, fees and expenses incurred by the Company or a Restricted Subsidiary in connection with (a) any acquisitions or attempted acquisitions, (b) any Credit Facility, including any related amendments, waivers or consents thereto, or (c) the Notes, including any related amendments, waivers or consents, including, in each case, relocation expenses, integration expense and compensation charges (including stay bonuses and severance expenses) incurred in respect thereof.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 15, 2017; provided, however, that if the period from the redemption date to April 15, 2017, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means Wilmington Savings Fund Society, FSB, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, and any Subsidiary of an Unrestricted Subsidiary, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by Section 4.11 hereof, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Working Capital” means, for the Company and its Subsidiaries, on the date of determination the aggregate of (a) consolidated current assets, excluding, to the extent included in consolidated current assets, cash, Cash Equivalents, and deferred tax assets, minus (b) consolidated current liabilities excluding, to the extent included in consolidated current liabilities, revolving loans, the current portion of Indebtedness for borrowed money, and deferred tax liabilities.

Section 1.02 Other Definitions.

Term	Defined in Section

“Affiliate Transaction”	4.11
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur”	4.09
“Legal Defeasance”	8.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Permitted Debt”	4.09
“Payment Default”	6.01
“Purchase Date”	3.09
“Registrar”	2.03
“Restricted Payments”	4.07

Section 1.03 Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) “including” is not limiting;

(5) words in the singular include the plural, and in the plural include the singular;

(6) “will” shall be interpreted to express a command;

(7) provisions apply to successive events and transactions; and

(8) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2

THE NOTES

Section 2.01 Form, Dating and Denominations; Legends. (a) The Notes and the Trustee’s certificate of authentication will be substantially in the form attached as Exhibit A. The terms and provisions contained in the form of the Notes annexed as Exhibit A constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling. The Notes may have notations, legends or endorsements required by law, rules of or agreements with national securities exchanges to which the Company is subject; provided that the Notes issued on the Issue Date shall not be issued with any notations, legends or endorsements (other than any DTC Legend on a Global Note). Each Note will be dated the date of its authentication. The Notes will be issuable in denominations of $2,000 in principal amount and any multiple of $1,000 in excess thereof (or in respect of a payment in PIK Notes, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof).

(b)(1) Each Global Note, whether or not an Initial Note, PIK Note or Additional Note, will bear the DTC Legend.

(2) Notes will be issued, subject to Section 2.09(b), in the form of one or more Global Notes.

Section 2.02 Execution and Authentication; Notes; Additional Notes. (a) An Officer shall execute the Notes for the Company by facsimile or manual signature in the name and on behalf of the Company. If an Officer whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note will still be valid.

(b) A Note will not be valid until the Trustee, upon receipt of a written order of the Company signed by two Officers of the Company (an “Authentication Order”), manually signs the certificate of authentication on the Note, with the signature conclusive evidence that the Note has been authenticated under this Indenture.

(c) In authenticating such Additional Notes, and accepting the additional responsibilities under this Indenture in relation to such Additional Notes, the Trustee shall receive, and, subject to Section 8.01 hereof, shall be fully protected in relying upon:

(1) a copy of the resolution or resolutions of the Board of Directors of the Company in or pursuant to which the terms and form of the Additional Notes were established, certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect as of the date of such certificate, and if the terms and form of such Notes are established by an Officer’s Certificate pursuant to general authorization of the Company, such Officers’ Certificate;

(2) an executed supplemental indenture, if any;

(3) an Officer’s Certificate delivered in accordance with Section 14.04 hereof; and

(4) an Opinion of Counsel which shall state:

(A) that the form and terms of such Notes have been established by a supplemental indenture or by or pursuant to a resolution of the Board of Directors of the Company in accordance with Section 2.01 hereof and in conformity with the provisions of this Indenture;

(B) that such Notes, when authenticated and delivered by the Trustee and issued by the Company in the manner and subject to any conditions specified in such Opinion of Counsel, will have been duly authorized, delivered and constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principals; and

(C) that all conditions precedent in respect of the execution and delivery by the Company of such Notes have been complied with.

(d) At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication. The Trustee will authenticate and deliver:

(1) Notes for original issue in the aggregate principal amount not to exceed $[            ]

(2) Any PIK Notes from time to time to pay interest on the Notes; and

(3) Additional Notes from time to time for original issue in aggregate principal amounts specified by the Company.

(e) Initial Notes, any PIK Notes and any Additional Notes will be treated as a single class for all purposes under this Indenture and will vote together as one class on all matters.

Section 2.03 Registrar, Paying Agent and Authenticating Agent; Paying Agent to Hold Money in Trust. (a) The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”), and the Trustee may appoint an Authenticating Agent, in which case each reference in this Indenture to the Trustee in respect of the obligations of the Trustee to be performed by that Agent will be deemed to be references to the Agent. The Company may act as Registrar or (except for purposes of Article 8) Paying Agent. In each case the Company and the Trustee will enter into an agreement with the Agent implementing the provisions of this Indenture relating to the obligations of the Trustee to be performed by the Agent and the related rights. The Company initially appoints the Trustee as Registrar and Paying Agent.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

(b) The Company will require each Paying Agent other than the Trustee or the Company or an Affiliate of the Company to agree in writing that the Paying Agent will hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of, Prepayment Premium, if any, and interest on the Notes and will promptly notify the Trustee of any default by the Company in making any such payment. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may at any time during the continuance of any payment default in respect of the Notes, upon written request to a Paying Agent, require the Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed. Upon doing so, the Paying Agent will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes so paid over to the Trustee.

Section 2.04 Replacement Notes. If a mutilated Note is surrendered to the Trustee or if a Holder claims that its Note has been lost, destroyed or wrongfully taken, the Company will issue and the Trustee will authenticate a replacement Note of like tenor and principal amount and bearing a number not contemporaneously outstanding. Every replacement Note is an additional obligation of the Company and entitled to the benefits of this Indenture. If required by the Trustee or the Company, an indemnity or security must be furnished that is sufficient in the judgment of the Trustee to protect itself and in the judgment of the Company to protect the Company and the Trustee from any loss they may suffer if a Note is replaced. The Company and the Trustee may charge the Holder for the expenses of the Company and the Trustee in replacing a Note. In case the mutilated, lost, destroyed or wrongfully taken Note has become due and payable, the Company in its discretion may pay the Note instead of issuing a replacement Note.

Section 2.05 Outstanding Notes. (a) Notes outstanding at any time are all Notes that have been authenticated by the Trustee except for:

(1) Notes cancelled by the Trustee or delivered to it for cancellation;

(2) any Note which has been replaced pursuant to Section 2.04 unless and until the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a protected purchaser; and

(3) on or after the maturity date or any mandatory or optional redemption date or date for purchase of the Notes pursuant to a Change of Control Offer or Asset Sale Offer, those Notes payable or to be redeemed or purchased on that date for which the Trustee (or Paying Agent, other than the Company or an Affiliate of the Company) holds money sufficient to pay all amounts then due.

(b) A Note does not cease to be outstanding because the Company or one of its Affiliates holds the Note, provided that in determining whether the Holders of the requisite principal amount of the outstanding Notes have given or taken any request, demand, authorization, direction, notice, consent, waiver or other action hereunder, Notes owned by the Company or any Affiliate of the Company will be disregarded and deemed not to be outstanding (it being understood that in determining whether the Trustee is protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Notes which the Trustee knows to be so owned will be so disregarded). Notes so owned by the Company or an Affiliate of the Company which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Company or any Affiliate of the Company.

Section 2.06 Temporary Notes. Until definitive Notes are ready for delivery, the Company may prepare and the Trustee will authenticate temporary Notes. Temporary Notes will be substantially in the form of definitive Notes but may have insertions, substitutions, omissions and other variations determined to be appropriate by the Officer executing the temporary Notes, as evidenced by the execution of the temporary Notes. If temporary Notes are issued, the Company will cause definitive Notes to be prepared without unreasonable delay. After the preparation of definitive Notes, the temporary Notes will be exchangeable for definitive Notes upon surrender of the temporary Notes at the office or agency of the Company designated for the purpose pursuant to Section 4.02, without charge to the Holder. Upon surrender for cancellation of any temporary Notes the Company will execute and the Trustee will authenticate and deliver in exchange therefor a like principal amount of definitive Notes of authorized denominations. Until so exchanged, the temporary Notes will be entitled to the same benefits under this Indenture as definitive Notes.

Section 2.07 Cancellation. The Company at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder which the Company may have acquired in any manner whatsoever, and may deliver to the Trustee for cancellation any Notes previously authenticated hereunder which the Company has not issued and sold. Any Registrar or the Paying Agent will forward to the Trustee any Notes surrendered to it for transfer, exchange or payment. The Trustee will cancel all Notes surrendered for transfer, exchange, payment or cancellation and dispose of them in accordance with its normal procedures. The Company may not issue new Notes to replace Notes it has paid in full or delivered to the Trustee for cancellation.

Section 2.08 CUSIP and CINS Numbers. The Company in issuing the Notes may use “CUSIP” and “CINS” numbers, and the Trustee will use CUSIP numbers or CINS numbers in notices of redemption or exchange or in Change of Control Offers and Asset Sale Offers as a convenience to Holders, provided that, the notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption, Change of Control Offer or Asset Sale Offer. The Company will promptly notify the Trustee of any change in the CUSIP or CINS numbers.

Section 2.09 Registration, Transfer and Exchange. (a) The Notes will be issued in registered form only, without coupons, and the Company shall cause the Trustee to maintain a register (the “Register”) of the Notes, for registering the record ownership of the Notes by the Holders and transfers and exchanges of the Notes.

(b)(1) Each Global Note will be registered in the name of the Depositary or its nominee and, so long as DTC is serving as the Depositary thereof, will bear the DTC Legend.

(2) Each Global Note will be delivered to the Trustee as custodian for the Depositary. Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to the Depositary, its successors or their respective nominees, except as set forth in Section 2.09(b)(5).

(3) Agent Members will have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and Holder of such Global Note for all purposes whatsoever. Neither the Company, any Subsidiary Guarantor, the Trustee nor any of their respective agents has or will have any responsibility for:

(A) Any aspect of the records of the Depositary, any Agent Member, or anyone who clears through or maintains an account with an Agent Member relating to or payments made on account of beneficial ownership interest in the Global Note or for maintaining, supervising or reviewing any of the records of the Depositary, any Agent Member or anyone who clears through or maintains an account with an Agent Member relating to the beneficial ownership interests in the Global Note;

(B) Any delay by the Depositary or any of its Agent Members in identifying the beneficial owners of the Notes (and the Company, any Subsidiary Guarantor, the Trustee and any of their respective agents may conclusively rely on and will be protected in relying on instructions from the Depositary or its nominee for all purposes); or

(C) Any other matter relating to the actions and practices of the Depositary, any Agent Members or anyone who clears through or maintains an account with an Agent Member.

(4) Notwithstanding the foregoing, the Depositary or its nominee may grant proxies and otherwise authorize any Person (including any Agent Member and any Person that holds a beneficial interest in a Global Note through an Agent Member) to take any action which a Holder is entitled to take under this Indenture or the Notes, and nothing herein will impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any security.

(5) If

(A) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for a Global Note or has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary; or

(B) a Default or Event of Default has occurred and is continuing and the Depositary notifies the Trustee of its decision to exchange the Global Notes for Certificated Notes,

the Trustee will promptly exchange each beneficial interest in the Global Note for one or more Certificated Notes issued in exchange by the Company in authorized denominations having an equal aggregate principal amount registered in the name of the owner of such beneficial interest, as identified to the Trustee by the Depositary, and thereupon the Global Note will be deemed canceled.

(c) Each Certificated Note will be registered in the name of the holder thereof or its nominee.

(d) A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Trustee a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification required by the Trustee. The Trustee will promptly register any transfer or exchange that meets the requirements of this Section by noting the same in the register maintained by the Trustee for the purpose; provided that

(x) no transfer or exchange will be effective until it is registered in such register and

(y) the Trustee will not be required (i) to issue, register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or purchased pursuant to a Change of Control Offer or an Asset Sale Offer, (ii) to register the transfer of or exchange any Note so selected for redemption or purchase in whole or in part, except, in the case of a partial redemption or purchase, that portion of any Note not being redeemed or purchased, or (iii) if a redemption or a purchase pursuant to a Change of Control Offer or an Asset Sale Offer is to occur after a an interest record date but on or before the corresponding Interest Payment Date, to register the transfer of or exchange any Note on or after the interest record date and before the date of redemption or purchase. Prior to the registration of any transfer, the Company, the Trustee and their agents will treat the Person in whose name the Note is registered as the owner and Holder thereof for all purposes (whether or not the Note is overdue), and will not be affected by notice to the contrary.

From time to time the Company will execute and the Trustee will authenticate additional Notes as necessary in order to permit the registration of a transfer or exchange in accordance with this Section.

No service charge will be imposed in connection with any transfer or exchange of any Note, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than a transfer tax or other similar governmental charge payable upon exchange pursuant to subsection (b)(5)).

(e)(1) Global Note to Global Note. The transfer or exchange of any Global Note may only be made in accordance with the applicable rules and procedures of the Depositary. The Trustee shall refuse to register any requested transfer or exchange that the Trustee knows does not comply with the preceding sentence. If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Trustee will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(2) Global Note to Certificated Note. If a beneficial interest in a Global Note is transferred or exchanged for a Certificated Note, the Trustee will (x) record a decrease in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (y) deliver one or more new Certificated Notes in authorized denominations having an equal aggregate principal amount to the transferee (in the case of a transfer) or the owner of such beneficial interest (in the case of an exchange), registered in the name of such transferee or owner, as applicable.

(3) Certificated Note to Global Note. If a Certificated Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Certificated Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Certificated Note, deliver to the Holder thereof one or more new Certificated Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Certificated Note, registered in the name of the Holder thereof.

(4) Certificated Note to Certificated Note. If a Certificated Note is transferred or exchanged for another Certificated Note, the Trustee will (x) cancel the Certificated Note being transferred or exchanged, (y) deliver one or more new Certificated Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Certificated Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Certificated Note, deliver to the Holder thereof one or more Certificated Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Certificated Note, registered in the name of the Holder thereof.

(f) The Trustee will retain copies of all certificates, opinions and other documents received in connection with the transfer or exchange of a Note (or a beneficial interest therein), and the Company will have the right to inspect and make copies thereof at any reasonable time upon written notice to the Trustee.

Section 2.10. Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA §312(a). If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders and the Company shall otherwise comply with TIA §312(a).

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 35 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes for redemption or purchase on a pro rata basis (or, in the case of Notes issued in global form pursuant to Article 2 hereof, by lot or such other method the Depositary deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.

In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof (or, in the case of PIK Notes, in amounts of $1.00 and whole multiples of $1.00 in excess thereof); except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Redemption.

Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 9 or 13 hereof.

The notice will identify the Notes to be redeemed and will state:

(1) the redemption date;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 45 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

Section 3.05 Deposit of Redemption or Purchase Price.

One Business Day prior to the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of, and accrued interest and Prepayment Premium (if any), on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest and Prepayment Premium (if any) on, all Notes to be redeemed or purchased.

If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, or because the Trustee or Paying Agent is prohibited by law or court order from making such payment, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07 Optional Redemption.

(a) At any time prior to April 15, 2017, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest to the date of redemption, subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date. Except pursuant to this paragraph, the Notes will not be redeemable at the Company’s option prior to April 15, 2017.

(b) On or after April 15, 2017, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, on the Notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on April 15 of the years indicated below, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2017	115%
2018	110%
2019	105%
2020 and thereafter	102.5%

(c) If less than all of the Notes are to be redeemed, the Notes or portions thereof to be redeemed will be selected in accordance with DTC procedures.

(d) No Notes of $2,000 or less (or, in case of PIK Notes, $1.00 or less) shall be redeemed in part. Notices of redemption shall be given at least 30 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the Notes or portions of them called for redemption.

(e) The Company may at any time, and from time to time, purchase Notes in the open market or otherwise, subject to (i) compliance with applicable securities laws, and, (ii) during the Non-Cash Pay Period, the consent of a majority in aggregate principal amount of the outstanding Notes beneficially owned by all of the Designated Noteholders.

Section 3.08 Mandatory Redemption.

During the Non-Cash Pay Period, if the Discharge of the Term Loan Obligations and the Discharge of Revolving Credit Agreement Obligations have each occurred, as of the last Business Day of any fiscal year of the Company ending on or after December 31, 2016, the Company shall, within 10 Business Days after financial statements have been (or, if earlier, were required to be delivered) for such fiscal year of the Company as described under Section 4.03 hereof, redeem outstanding Notes in a principal amount, together with accrued and unpaid interest and Prepayment Premium (if any) thereon, equal to 100% of the Excess Cash Flow, if any, for the fiscal year covered by such financial statements; or such lesser amount as agreed to by a majority in aggregate principal amount of the outstanding Notes beneficially owned by all of the Designated Noteholders.

If less than all of the Notes are to be redeemed, the Notes or portions thereof to be redeemed will be selected in accordance with DTC procedures.

No Notes of $2,000 or less (or, in case of PIK Notes, $1.00 or less) shall be redeemed in part. Notices of redemption shall be given at least 30 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the Notes or portions of them called for redemption.

Section 3.09 Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Company is required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it will follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other pari passu Indebtedness (on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Company will send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Company defaults in making such payment, or the Trustee or Paying Agent is prohibited by law or court order from making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in denominations of $2,000 or an integral multiple of $1,000 in excess thereof (or, in the case of PIK Notes, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof);

(6) that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7) that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by holders thereof exceeds the Offer Amount, the Company will select the Notes and other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased); and

(9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company, will authenticate and mail or deliver

(or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Purchase Date.

To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 3.09, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 3.09 by virtue of such compliance.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Company will pay or cause to be paid the principal of, Prepayment Premium on, if any, or interest on, the Notes on the dates and in the manner provided in the Notes and this Indenture. Principal, Prepayment Premium, if any, or interest will be considered paid on the date due if the Paying Agent, if other than the Company or an Affiliate thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, Prepayment Premium, if any, and interest, if any, then due.

Upon the occurrence and during the continuance of a breach of this Section 4.01 or any Event of Default under Section 7.01(1) and 7.01(2), interest (including post petition interest in any proceeding under any Bankruptcy Law) on all principal, interest Prepayment Premium and all other amounts due under the Notes will accrue at a rate that is 2.00% higher than the then applicable interest rate on the Notes to the extent lawful and will be payable in cash (such additional interest, “Defaulted Interest” ). The Company will notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no special record date may be less than 10 days prior to the related payment date for such Defaulted Interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such Defaulted Interest to be paid.

Section 4.02 Maintenance of Office or Agency.

The Company will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03 Reports.

(a) So long as any Notes are outstanding, the Company will furnish to the Holders and the Trustee within the time periods specified in the SEC’s rules and regulations for filing of periodic reports (x) for any period for which the Company is required to file periodic reports with the SEC, copies of such reports, and (y) for any period for which the Company is not required to file such reports:

(1) quarterly and annual reports containing substantially all of the information that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual reports, audited financial statements prepared in accordance with GAAP as in effect from time to time and, with respect to quarterly reports, unaudited quarterly financial statements prepared in accordance with GAAP as in effect from time to time and reviewed pursuant to Statement on Auditing Standards No. 100 (or any successor provision)); and

(2) current reports containing substantially all of the information that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports; provided, however, that no such current report will be required to be furnished if the Company determines in its good faith judgment that such information is not material to the Holders or Notes or the business, assets, operations, financial position or prospects of the Company and its Restricted Subsidiaries, taken as a whole.

Notwithstanding the foregoing clause (y), in no event will the Company be required by this Indenture to (i) comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K, Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures) or Regulation G, (ii) include the separate financial information for Guarantors or other entities contemplated by Rule 3-10 and/or Rule 3-16 of Regulation S-X, (iii) provide information in respect of Item 402 of Regulation S-K or (iv) provide exhibits that would be required for such reports. The Company will at all times comply with TIA §314(a).

(b) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries that, individually or in the aggregate, would constitute a Significant Subsidiary, then the quarterly and annual financial information required by Section 4.03(a)(1) hereof will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its

Restricted Subsidiaries separate from the financial condition and results of operations of the Company’s Unrestricted Subsidiaries.

(c) The availability of the foregoing materials on the SEC’s EDGAR service (or any successor thereto) shall be deemed to satisfy the Company’s delivery obligation.

(d) Notwithstanding anything to the contrary in the foregoing, if at any time any such reports are not filed by the Company, or are not accepted by the SEC for any reason, for inclusion on the SEC’s EDGAR service (or any successor thereto), the Company will post such reports on a website no later than the date the Company is required to provide those reports to the Trustee and the Holders and maintain such posting for so long as any Notes remain outstanding. Access to such reports on such website may be subject to a confidentiality acknowledgment; provided, that no other conditions, including password protection, may be imposed on access to such reports other than a representation by the Person accessing such reports that it is the Trustee, a Holder of the Notes, a Beneficial Owner of the Notes, a bona fide prospective investor, a securities analyst or a market maker.

(e) In addition, for any period in which the Company does not conduct an earnings conference call available to its public stockholders, the Company will, for so long as any Notes remain outstanding, use its commercially reasonable efforts to hold and participate in quarterly conference calls with the Holders, Beneficial Owners of the Notes, bona fide prospective investors, securities analysts and market makers to discuss such financial information no later than ten Business Days after distribution of such financial information.

(f) Furthermore, the Company agrees that, for so long as any Notes remain outstanding, if at any time it is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, it will furnish to the Holders, Beneficial Owners of the Notes, bona fide prospective investors, securities analysts and market makers, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 4.04 Compliance Certificate.

(a) The Company and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, commencing with the fiscal year ending December 31, 2016, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture and the Security Documents, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and the Security Documents and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture and the Security Documents (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, Prepayment Premium on, if any, or interest on, the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b) So long as any of the Notes are outstanding, the Company will deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05 Taxes.

The Company will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06 Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Restricted Payments.

(a) Following the Non-Cash Pay Period, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is unsecured or contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries and excluding the purchase, repurchase or other acquisition of such subordinated or unsecured Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment,

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(I) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(II) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof; and

(III) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the date of this Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (10), (11) and (13) of paragraph (b) of this Section 4.07), is less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of this Indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B) 100% of the aggregate net cash proceeds and the Fair Market Value of any marketable securities or other property received by the Company since the date of this Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified

Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock of the Company or convertible or exchangeable debt securities of the Company, in each case that have been converted into or exchanged for Equity Interests of the Company (other than Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Company); plus

(C) to the extent that any Restricted Investment that was made after the date of this Indenture is (a) sold for cash or Cash Equivalents or otherwise cancelled, liquidated or repaid for cash or Cash Equivalents, or (b) made in an entity that subsequently becomes a Restricted Subsidiary of the Company, the initial amount of such Restricted Investment (or, if less, the amount of cash or Cash Equivalents received upon repayment or sale); plus

(D) to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of this Indenture is redesignated as a Restricted Subsidiary after the date of this Indenture, the Fair Market Value of the Company’s Restricted Investment in such Subsidiary as of the date of such redesignation; plus

(E) all dividends, interest, repayments of loans or advances, intercompany loan payments or other distributions received in cash or Cash Equivalents by the Company or a Restricted Subsidiary of the Company after the date of this Indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends, payments or distributions were not otherwise included in the Consolidated Net Income of the Company for such period.

(b) The provisions of Section 4.07(a) hereof will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(2) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Equity Interests for purposes of Section 4.07(a)(III)(B) hereof;

(3) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(4) the repurchase, redemption, defeasance or other acquisition or retirement for value of unsecured Indebtedness or Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(5) so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director or employee of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.5 million in any twelve-month period; provided further that the Company may carry over and make in subsequent twelve-month periods, in addition to the amounts permitted for such twelve-month period, up to $2.5 million of unutilized capacity under this clause (5) attributable to the immediately preceding twelve-month period;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary of the Company issued on or after the date of this Indenture in accordance with the Fixed Charge Coverage Ratio test described in Section 4.09(a) hereof;

(8) so long as no Default or Event of Default has occurred and is continuing, the repurchase by the Company or any Restricted Subsidiary of Equity Interests of the Company in accordance with any stock repurchase program authorized by the Board of Directors of the Company not to exceed $3.0 million in any twelve-month period; provided, that the Company may carry over and make in subsequent twelve-month periods, in addition to the amounts permitted for such twelve-month period, up to $3.0 million of unutilized capacity under this clause (8) attributable to the immediately preceding twelve-month period; provided further, that, at the time of any such purchase the Company would be able to incur $1.00 of Indebtedness pursuant to Section 4.09(a) hereof;

(9) payments or distributions to shareholders exercising appraisal or discount rights pursuant to applicable law pursuant to or in connection with a merger, consolidation or transfer of all or substantially all of the Company’s or its Restricted Subsidiaries’ assets that complies with the provisions of this Indenture;

(10) in the event of a Change of Control, and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Indebtedness of the Company or any Guarantor that is subordinated or junior in right of payment to the Notes or the Note Guarantee of such Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Indebtedness, plus any accrued and unpaid interest thereon; provided that all Notes tendered by holders in connection with a Change of Control Offer have been repurchased, redeemed or acquired for value;

(11) in the event of an Asset Sale which requires the Company to make an Asset Sale Offer, and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Indebtedness of the Company or any Guarantor that is subordinated or junior in right of payment to the Notes or the Note Guarantee of such Guarantor, in each case, at a purchase price not greater than 100% of the principal amount of such Indebtedness, plus any accrued and unpaid interest thereon; provided that all Notes tendered by Holders in connection with an Asset Sale Offer have been repurchased, redeemed or acquired for value;

(12) the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right of any rights granted to all the holders of the Company’s Capital Stock pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from unfair takeover practices; provided that any such purchase, redemption, acquisition, cancellation or other retirement of such rights shall not be for the purpose of evading the limitations of this covenant (as determined in good faith by the Board of Directors of the Company);

(13) payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person; and

(14) so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $25.0 million since the date of this Indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 4.07 will be determined by the Board of Directors of the Company whose resolution with respect thereto will be delivered to the Trustee; provided that, in lieu thereof, in the case of assets or securities of $20.0 million or less, such determination may be made by the Chief Financial Officer of the Company as set forth in a certificate delivered to the Trustee. The determination of the Board of Directors of the Company must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $30.0 million.

Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) Following the Non-Cash Pay Period, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of this Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of this Indenture;

(2) this Indenture, the Notes and the related Note Guarantees;

(3) agreements governing other Indebtedness permitted to be incurred under Section 4.09 hereof and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that (except with respect to Indebtedness incurred pursuant to clause (16) of Section 4.09(b) hereof) the restrictions therein are not materially more restrictive, taken as a whole, than those contained in this Indenture, the Notes and the Note Guarantees;

(4) applicable law, rule, regulation or order;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(6) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(7) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (4) of Section 4.09(b) hereof;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(9) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Liens permitted to be incurred under the provisions of Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 4.09 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) Following the Non-Cash Pay Period, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company and any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of (i) $150.0 million and (ii) the amount of secured Indebtedness that could be incurred such that giving effect to such incurrence the Consolidated Secured Leverage Ratio would be no greater than 2.0 to 1.0; for the most recent four-quarter period for which financial information is available;

(2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of this Indenture;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings, project financings or purchase money obligations (including without limitation all or any part of the purchase price or cost of transportation assets including trucks, trailers and rail cars, used in the business of the Company or any of its Restricted Subsidiaries); and, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed, at any one time outstanding, the greater of (i) $50.0 million and (ii) 10% of the Company’s Total Assets;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) hereof or clauses (2), (3), (4), (5) or (16) of this Section 4.09(b);

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(A) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(B)(1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(B) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business (including under Credit Facilities);

(9) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(12) Indebtedness of a Restricted Subsidiary incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company or another Restricted Subsidiary (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such

Restricted Subsidiary became a Restricted Subsidiary of or was otherwise acquired by the Company or another Restricted Subsidiary); provided that the Company or such Restricted Subsidiary would have been able to incur such Indebtedness at the time of such acquisition pursuant to Section 4.09(a) hereof;

(13) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any assets or property or Capital Stock of a Restricted Subsidiary, and not exceeding the Fair Market Value of the consideration received by the Company or any Restricted Subsidiary in respect thereof;

(14) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by letters of credit (or guarantees thereof) entered into in the ordinary course of business to the extent that such letters of credit are (a) fully cash collateralized in an aggregate amount not to exceed $3.0 million or (b) not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following a demand for reimbursement following payment on the letter of credit; provided that such letters of credit shall not constitute Permitted Debt pursuant to this clause (14) if they are issued in support of Indebtedness;

(15) any earn-out or similar provision existing at the date of this Indenture or in connection with any Permitted Investment or Asset Sale; and

(16) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any one time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16), not to exceed $35.0 million.

The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under this Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.09 permitting such Indebtedness. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person.

Section 4.10 Asset Sales.

(a) Following the Non-Cash Pay Period, the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value

(measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(A) any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases the Company or such Restricted Subsidiary from or indemnifies against further liability;

(B) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

(C) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this Section 4.10.

(b) Following the Non-Cash Pay Period, within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to repay Indebtedness and other Obligations under a Credit Facility that are secured by a Lien and, if the Indebtedness repaid is revolving credit Indebtedness that is permanently repaid, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Following the Non-Cash Pay Period, pending the final application of any Net Proceeds as described in this Section 4.10(b), the Company (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(c) Following the Non-Cash Pay Period, any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(b) hereof will constitute “Excess Proceeds.” Following the Non-Cash Pay Period, when the aggregate amount of Excess Proceeds exceeds $25.0 million, within ten days thereof, the Company will make an Asset Sale

Offer to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of Notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including Prepayment Premium, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus Prepayment Premium plus accrued and unpaid interest, to the date of purchase, prepayment or redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee (or Depositary) will select the Notes and the applicable party shall select such other pari passu Indebtedness to be purchased on a pro rata basis (subject to Applicable Procedures), based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof (or, in the case of PIK Notes, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof), will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(d) During the Non-Cash Pay Period, without the consent of a majority in aggregate principal amount of the outstanding Notes beneficially owned by all of the Designated Noteholders, the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the aggregate Fair Market Value of Asset Sales in any fiscal year does not exceed $5.0 million;

(2) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(3) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents (as the term is defined in the Incorporated Covenants). For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases the Company or such Restricted Subsidiary from or indemnifies against further liability;

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

(c) any stock or assets of the kind referred to in clause (3) of the next paragraph of this covenant.

During the Non-Cash Pay Period, within 180 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to repay Indebtedness and other Obligations under a Credit Facility that is secured by a Lien and, if the Indebtedness repaid is revolving credit Indebtedness that is permanently repaid, to correspondingly reduce commitments with respect thereto;

(2) to make a capital expenditure; or

(3) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

During the Non-Cash Pay Period, any Net Proceeds from Asset Sales that are not applied or reinvested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” During the Non-Cash Pay Period, when the aggregate amount of Excess Proceeds exceeds $1.0 million, within ten days thereof, the Company will make an offer (an “Asset Sale Offer”) to all holders of Notes to purchase, prepay or redeem the maximum principal amount of Notes (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including Prepayment Premium, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds, or such lesser amount as agreed to by a majority in aggregate principal amount of the outstanding Notes beneficially owned by all of the Designated Noteholders. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus Prepayment Premium (if any) and accrued and unpaid interest, to the date of purchase, prepayment or redemption, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If the aggregate principal amount of Notes tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee (or depositary) will select the Notes on a pro rata basis (subject to DTC procedures), based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof (or, in the case of PIK Notes, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof), will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(e) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance.

Section 4.11 Transactions with Affiliates.

(a) Following the Non-Cash Pay Period, the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $2.5 million, unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 4.11(a); and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a resolution adopted by the Board of Directors of the Company set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 4.11 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(C) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, the Company has received an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

(1) any employment agreement, employee benefit plan (including any stock option or stock purchase plan), officer or director indemnification agreement, employee or director compensation or fees or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries;

(5) any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(6) Restricted Payments that do not violate Section 4.07 hereof;

(7) Permitted Investments (excluding Permitted Investments in Affiliates that are not the Company or a Restricted Subsidiary);

(8) any transaction between or among the Company and any Restricted Subsidiary, on the one hand, with Unrestricted Subsidiaries of the Company, on the other hand, including the provision of legal, administrative, accounting, appraisal or other services on substantially the same terms as provided to or by the Company and its Restricted Subsidiaries;

(9) payment of consolidated taxes by the Company or a Restricted Subsidiary on behalf of Unrestricted Subsidiaries;

(10) loans or advances to employees in the ordinary course of business not to exceed $5.0 million in the aggregate at any one time outstanding; and

(11) any transaction which has been determined, in the opinion of an independent accounting, appraisal or investment banking firm of national standing, to be fair, from a financial point of view, to the Company or the applicable Restricted Subsidiary.

Section 4.12 Liens.

Following the Non-Cash Pay Period, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, or trade payables on any asset now owned or hereafter acquired, except Permitted Liens.

Section 4.13 Business Activities.

Following the Non-Cash Pay Period, the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Section 4.14 Corporate Existence.

Subject to Article 6 hereof, following the Non-Cash Pay Period, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) its corporate (except as permitted by Section 6.01(1)(B) hereof) existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary; and

(2) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

Section 4.15 Offer to Repurchase Upon Change of Control.

(a) Upon the occurrence of a Change of Control, unless the Company has exercised its right to redeem all of the Notes pursuant to Section 3.07, the Company will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof (or, in the case of PIK Notes, $1.00 or integral multiples of $1.00 in excess thereof)) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus Prepayment Premium and accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 20 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:

(1) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes tendered will be accepted for payment;

(2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not tendered will continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Change of Control Payment, or the Trustee or Paying Agent is prohibited by law or court order from making such payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof (or, in the case of PIK Notes, $1.00 or integral multiples of $1.00 in excess thereof).

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.15, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.15 by virtue of such compliance.

(b) On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail (but in any case not later than five days after the Change of Control Payment Date) to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c) Notwithstanding anything to the contrary in this Section 4.15, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price.

(d) Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

Section 4.16 Additional Note Guarantees.

If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of this Indenture, then the Company will cause that newly acquired or created Domestic Subsidiary to provide a Note Guarantee pursuant to a supplemental indenture in form and substance satisfactory to the Trustee and deliver an Opinion of Counsel to the Trustee within 10 Business Days of the date on which it was acquired or created to the effect that such supplemental indenture has been duly authorized, executed and delivered by that Domestic Subsidiary and constitutes a valid and binding agreement of that Domestic Subsidiary, enforceable in accordance with its terms (subject to customary exceptions); provided that, following the expiration of the Non-Cash Pay Period, any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary; provided that any Domestic Subsidiary that becomes a Guarantor after the Issue Date shall also become a party to the applicable Security Documents and, shall make such filings and deliver such documents as shall be necessary to perfect the Lien of the Collateral Agent on any Collateral owned by such Guarantor.

Section 4.17 Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event will all or substantially all of the businesses currently operated by Heckmann Water Resources (CVR), Inc. be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Notwithstanding the foregoing paragraphs, during the Non-Cash Pay Period, the Company may not designate any Restricted Subsidiary as an Unrestricted Subsidiary without the prior the consent of a majority in aggregate principal amount of the outstanding Notes held by all of the Designated Noteholders.

Section 4.18 Further Assurances; Insurance.

(a) The Company and each of the other Guarantors shall do or cause to be done all acts and things that may be required, or that the Collateral Agent from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the Secured Parties, duly created and enforceable and perfected Security Interests upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the Notes are issued), in each case, as contemplated by, and with the Security Interest priority required under, the Security Documents.

(b) Upon the request of the Collateral Agent at any time and from time to time, the Company and each of the other Guarantors shall promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably required to create, perfect, protect, assure or enforce the Security Interests and benefits intended to be conferred, in each case as contemplated by the Security Documents for the benefit of the holders of Secured Obligations.

(c) The Company and the other Guarantors will:

(i) keep their properties adequately insured at all times by financially sound and reputable insurers;

(ii) maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage and coverage for acts of terrorism, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;

(iii) maintain such other insurance as may be required by law; and

(iv) maintain such other insurance as may be required by the Security Documents.

(d) Upon the request of the Collateral Agent, the Company and the other Guarantors shall furnish to the Collateral Agent full information as to their property and liability insurance carriers, certified as true and correct. Holders of Secured Obligations, as a class, shall be named as additional insureds, with a waiver of subrogation, on all insurance policies of the Company and the other Guarantors covering the Collateral and the Collateral Agent shall be named as loss payee, with 30 days’ notice of cancellation or material change, on all property and casualty insurance policies of the Company and the other Guarantors covering the Collateral.

Section 4.19 Impairment of Security Interest.

Except as permitted by the Intercreditor Agreement, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee and the Holders of the Notes, and the Company shall not, and shall not permit any of the Restricted Subsidiaries to, except as permitted under the terms of this Indenture, grant to any Person other than the Collateral Agent, for the benefit of the Trustee and the Holders of the Notes and the other beneficiaries described in the Security Documents, any interest whatsoever in any of the Collateral.

Section 4.20 After-Acquired Property.

(a) Promptly following the acquisition by the Company or any Guarantor of any After-Acquired Property (other than Real Property), the Company or such Guarantor shall promptly execute and deliver such security instruments, financing statements and certificates and Opinions of Counsel as shall be reasonably necessary to vest in the Collateral Agent, for the benefit of the Collateral Agent, a perfected second-priority Security Interest in such After-Acquired Property and to have such After-Acquired Property added to the Collateral and thereupon all provisions of the indenture relating to the Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

        (b) Promptly following the acquisition by the Company or any Guarantor of any Real Property Collateral, the Company or such Guarantor shall promptly (and in any event within 20 days of the acquisition thereof), and with respect to any Real Property Collateral owned by the Company or any Guarantor on the Closing Date shall promptly (and in any event within 20 days of the Closing Date), execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and Opinions of Counsel as shall be reasonably necessary to vest in the Collateral Agent, for the benefit of the Collateral Agent, a perfected second-priority Security Interest in such Real Property Collateral and to have such Real Property Collateral added to the Collateral and thereupon all provisions of the indenture relating to the Collateral shall be deemed to relate to such Real Property Collateral to the same extent and with the same force and effect.

ARTICLE 5

COVENANTS DURING THE NON-CASH PAY PERIOD

Section 5.01 Incorporated Covenants.

During the Non-Cash Pay Period, unless otherwise consented to by a majority in aggregate principal amount of the outstanding Notes beneficially owned by all of the Designated Noteholders, the Company shall abide by the affirmative covenants set forth in Article 5 of the Term Loan Agreement, the negative covenants set forth in Article 6 of the Term Loan Agreement and the financial covenants set forth in Article 7 of the Term Loan Agreement (such covenants, including any definitions and cross-references related thereto, the “Incorporated Covenants”), as if such Incorporated Covenants were fully set forth in this Indenture for the benefit of the Holders, mutatis mutandis. The Company shall be obligated to comply with the Incorporated Covenants during the Non-Cash Pay Period regardless of whether the loans and obligations under the Term Loan Agreement have been repaid, the commitments thereunder terminated and/or the Term Loan Agreement has been terminated, exchanged, replaced or refinanced.

ARTICLE 6

SUCCESSORS

Section 6.01 Merger, Consolidation or Sale of Assets.

Following the Non-Cash Pay Period, the Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either:

(A) the Company is the surviving corporation; or

(B) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under any such laws;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the

Company under the Notes and this Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof, or (b) would have a Fixed Charge Coverage Ratio greater than the actual Fixed Charge Coverage Ratio for the Company immediately prior to such transaction.

In addition, following the Non-Cash Pay Period the Company will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This Section 6.01 will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and one or more Guarantors. In addition, clauses (3) and (4) of this Section 6.01 will not apply to any merger or consolidation of the Company (a) with or into one of its Restricted Subsidiaries for any purpose or (b) with or into an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction.

Section 6.02 Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company in a transaction that is subject to, and that complies with the provisions of, Section 6.01 hereof, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of, Prepayment Premium on, if any, or interest on, the Notes except in the case of a sale of all of the Company’s assets in a transaction that is subject to, and that complies with the provisions of, Section 6.01 hereof.

ARTICLE 7

DEFAULTS AND REMEDIES

Section 7.01 Events of Default.

Each of the following is an “Event of Default”:

(1) default for 30 days (or, during the Non-Cash Pay Period, without the consent of a majority in aggregate principal amount of the outstanding Notes beneficially owned by the Designated Noteholders, 3 Business Days) in the payment when due of interest on the Notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or Prepayment Premium, if any, on the Notes;

(3) following the Non-Cash Pay Period failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Sections 4.10(a), (b) or (c), 4.15 or 6.01 hereof;

(4) following the Non-Cash Pay Period failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the agreements in this Indenture or the Security Documents;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, if that default:

(A) is caused by a failure to pay principal of, premium on, if any, or interest if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its express maturity; or

(C) during the Non-Cash Pay Period, without the consent of a majority in aggregate principal amount of the outstanding Notes beneficially owned by the Designated Noteholders, in the case of Indebtedness (other than Indebtedness under the Credit Facilities) results in (x) a right by the holders thereof, irrespective of whether exercised, to accelerate such Indebtedness prior to its express maturity or (y) if such Indebtedness constitutes Hedging Obligations, a default in or an involuntary early termination of such Hedging Obligations;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more (or, during the Non-Cash Pay Period, without the consent of a majority in aggregate principal amount of the outstanding Notes beneficially owned by the Designated Noteholders, $7.5 million or more);

(6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating, to the extent not covered by insurance, in excess of $20.0 million (or, during the Non-Cash Pay Period, without the consent of a majority in aggregate principal amount of the outstanding Notes beneficially owned by all of the Designated Noteholders, $10.0 million or more), which judgments are not paid, discharged or stayed, for a period of 60 days;

(7) the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) generally is not paying its debts as they become due; or

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B) appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

(C) orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; and the order or decree remains unstayed and in effect for 60 consecutive days;

(9) except as permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;

(10) the Company or any Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any security interest in any Collateral is invalid or unenforceable;

(11) the Security Documents fail or cease to create a valid and perfected and, except for liens securing Priority Lien Obligations, first priority Lien on the Collateral covered thereby; and

(12) during the Non-Cash Pay Period, unless otherwise consented to by the majority in aggregate principal amount of the outstanding Notes held by the Designated Noteholders, failure by the Company or any of its Restricted Subsidiaries to comply with any of the agreements in this Indenture or the Security Documents.

Section 7.02 Acceleration.

In the case of an Event of Default specified in clause (7) or (8) of Section 7.01 hereof with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes (including any accrued and unpaid interest thereon, and any Prepayment Premium applicable thereto) will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes (including any accrued and unpaid interest thereon, and any Prepayment Premium applicable thereto) may declare all the Notes to be due and payable immediately.

Upon any such declaration, the Notes (including any accrued and unpaid interest thereon, and any Prepayment Premium applicable thereto) shall become due and payable immediately.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders of all the Notes, rescind an acceleration and its consequences hereunder, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, Prepayment Premium on, if any, or interest on, the Notes (other than a payment default that resulted from such acceleration).

Section 7.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, Prepayment Premium on, if any, or interest on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 7.04 Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder (except a continuing Default or Event of Default in the payment of principal of, Prepayment Premium on, if any, or interest on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 7.05 Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

Section 7.06 Limitation on Suits.

No Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) during such 60-day period, Holders of a majority in aggregate principal amount of the Notes do not give the Trustee a direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 7.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, Prepayment Premium on, if any, or interest on, the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 7.08 Collection Suit by Trustee.

If an Event of Default specified in Section 7.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, Prepayment Premium on, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 7.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the

Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 7.10 Priorities.

If the Trustee collects any money pursuant to this Article 7, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 8.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, Prepayment Premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, Prepayment Premium, if any, and interest, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 7.10.

Section 7.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 7.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 7.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 8

TRUSTEE

Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Article 8.

Section 8.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 8.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 7.05 hereof.

(d) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights or powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(e) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 8.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by the Trustee hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security satisfactory to the Trustee against the losses, liabilities, costs and expenses that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be required to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of Indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) Anything in this Indenture to the contrary notwithstanding, in no event shall the Trustee be responsible or liable for special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether or not foreseeable, even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action in which such damages are sought.

(i) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee charged with the administration of this Indenture has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture. Receipt of information contained in any report or other document furnished under Section 4.03 of this Indenture shall not be deemed notification of any Default or Event of Default.

(j) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(k) The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

Section 8.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 8.10 and 8.11 hereof.

Section 8.04 Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 8.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, Prepayment Premium on, if any, or interest on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

Section 8.06 Reports by Trustee to the Holders.

(a) Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee will mail to the Holders a brief report dated as of such reporting date that complies with

TIA §313(a) (but if no event described in TIA §313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA §313(b)(2). The Trustee will also transmit by mail all reports as required by TIA §313(c).

(b) A copy of each report at the time of its mailing to the Holders of Notes will be mailed by the Trustee to the Company and filed by the Trustee with the SEC and each stock exchange on which the Notes are listed in accordance with TIA §313(d). The Company will promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 8.07 Compensation and Indemnity.

(a) The Company will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture, the Security Documents and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by the Trustee in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Company and the Guarantors, jointly and severally, will indemnify the Trustee and its directors, officers, agents and employees for, and hold them harmless against any and all losses, claims, damages, liabilities or expenses incurred by the Trustee or any such director, officer, agent or employee arising out of or in connection with the acceptance or administration of the Trustee’s duties under this Indenture, the Notes or the Security Documents, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 8.07) and defending themselves against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of the Trustee’s powers or duties hereunder, under the Notes or under the Security Documents, except to the extent any such loss, liability or expense may be attributable to such party’s negligence or bad faith. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Company and the Guarantors under this Section 8.07 will survive the defeasance, satisfaction or discharge of this Indenture and the termination of the Security Documents or any earlier resignation or removal of the Trustee.

(d) To secure the Company’s and the Guarantors’ payment obligations in this Section 8.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of Prepayment Premium on, if any, or interest on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in clause (7) or (8) of Section 7.01 hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f) The Trustee will comply with the provisions of TIA §313(b)(2) to the extent applicable.

Section 8.08 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 8.08.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 8.10 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 8.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 8.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 8.08, the Company’s obligations under Section 8.07 hereof will continue for the benefit of the retiring Trustee.

Section 8.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, national banking association or federal savings bank, the successor entity without any further act will be the successor Trustee.

Section 8.10 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is an entity organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

This Indenture will always have a Trustee who satisfies the requirements of TIA §310(a)(1), (2) and (5). The Trustee is subject to TIA §310(b).

Section 8.11 Preferential Collection of Claims Against Company.

The Trustee is subject to TIA §311(a), excluding any creditor relationship listed in TIA §311(b). A Trustee who has resigned or been removed shall be subject to TIA §311(a) to the extent indicated therein.

Section 8.12 Collateral Agent.

References to the Trustee in Sections 8.01(b) and (f) (“Duties of Trustee”), 8.02 (“Rights of Trustee”), 8.03 (“Individual Rights of Trustee”), 8.04 (“Trustee’s Disclaimer”), 8.07 (“Compensation and Indemnity”), 8.08 (“Replacement of Trustee”) and 8.09 (“Successor Trustee by Merger, etc.”) shall be read to apply to the Collateral Agent and the Security Documents, mutatis mutandis, in addition to this Indenture. The privileges, rights, indemnities, immunities and exculpatory provisions contained in this Indenture, including the right to be indemnified, shall apply to the Collateral Agent, whether it is acting under this Indenture or the Security Documents, and shall be enforceable by the Collateral Agent.

ARTICLE 9

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 9.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 9.02 or 9.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 9.

Section 9.02 Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 9.01 hereof of the option applicable to this Section 9.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 9.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, Prepayment Premium on, if any, or interest, if any, on such Notes when such payments are due from the trust referred to in Section 9.04 hereof;

(2) the Company’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof;

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) this Article 9.

Subject to compliance with this Article 9, the Company may exercise its option under this Section 9.02 notwithstanding the prior exercise of its option under Section 9.03 hereof.

Section 9.03 Covenant Defeasance.

Upon the Company’s exercise under Section 9.01 hereof of the option applicable to this Section 9.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16 and 4.17 hereof and clause (4) of Section 6.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 9.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 7.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 9.01 hereof of the option applicable to this Section 9.03, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, Sections 7.01(3), (4), (5), (6) and (9) hereof will not constitute Events of Default.

Section 9.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 9.02 or 9.03 hereof:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, Prepayment Premium, if any, or interest on, the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of an election under Section 9.02 hereof, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that:

(A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B) since the date of this Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of an election under Section 9.03 hereof, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of the Guarantors is a party or by which the Company or any of the Guarantors is bound;

(6) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 9.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 9.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 9.05, the “Trustee”) pursuant to Section 9.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, Prepayment Premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 9.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 9 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 9.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 9.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 9.06 Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, Prepayment Premium on, if any, or interest on, any Note and remaining unclaimed for two years after such principal, Prepayment Premium, if any, or interest, has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 9.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 9.02 or 9.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 9.02 or 9.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 9.02 or 9.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, Prepayment Premium on, if any, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 10

AMENDMENT, SUPPLEMENT AND WAIVER

Section 10.01 Without Consent of Holders of Notes.

Notwithstanding Section 10.02 of this Indenture, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Security Documents, the Notes or the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders and Note Guarantees by a successor to the Company or such Guarantor pursuant to Article 6 hereof;

(4) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights hereunder of any Holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(6) to conform the text of this Indenture, the Security Documents, the Notes or the Note Guarantees to any provision of the “Description of the Notes” section of the Company’s Offering Memorandum dated March 16, 2016, relating to the initial offering of the Notes, to the extent that such provision in that “Description of the Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Security Documents, the Notes or the Note Guarantees, which intent may be evidenced by an Officers’ Certificate to that effect;

(7) to enter into additional or supplemental Security Documents;

(8) to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents or any release of Collateral that becomes effective as set forth in this Indenture or any of the Security Documents;

(7) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof; or

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee and/or supplement or joinder to the Security Documents with respect to the Notes.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 8.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 10.02 With Consent of Holders of Notes.

Except as provided below in this Section 10.02, the Company and the Trustee may amend or supplement this Indenture (including, without limitation, Section 3.09, 4.10 and 4.15 hereof), any Security Documents and the Notes and the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, Prepayment Premium on, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, any Security Documents or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes); provided that Section 3.08, Section 4.10(d) and Article 5 hereof and any other provision that is subject to the consent of a majority in aggregate principal amount of the outstanding Notes held by all of the Designated Noteholders (including this priviso) may not be amended or supplemented without the consent of a majority in aggregate principal amount of the outstanding Notes held by all of the Designated Noteholders and any Default or Event of Default resulting therefrom may not be waived without the consent of a majority in aggregate principal amount of the outstanding Notes held by all of the Designated Noteholders. Section 2.10 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 10.02.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 8.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

It is not necessary for the consent of the Holders under this Section 10.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

Notwithstanding the preceding, the Company, the Guarantors and the holders of a majority in aggregate principal amount of the outstanding Notes beneficially owned by all of the Designated Noteholders may, without the consent of any other holder of Notes or the Trustee, amend or supplement this Indenture, the Security Documents, the Notes and the Note Guarantees to amend or supplement the provisions under Section 3.08, Section 4.10(d) and Article 5 hereof and any other provision that is subject to the consent of a majority in aggregate principal amount of the outstanding Notes held by all of the Designated Noteholders, and the Company, the Guarantors and the Designated Noteholders may, without the consent of any other holder of Notes or the Trustee, waive any Default or Event of Default resulting therefrom.

After an amendment, supplement or waiver under this Section 10.02 becomes effective (other than an amendment, supplement or waiver in accordance with the immediately preceding paragraph), the Company will mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 7.04 and 7.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture, the Security Documents, the Notes or the Note Guarantees. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 10.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes (except as provided above with respect to Sections 3.09, 4.10 and 4.15 hereof);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4) waive a Default or Event of Default in the payment of principal of, Prepayment Premium on, if any, or interest, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, Prepayment Premium on, if any, or interest on, the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by Sections 3.09, 4.10 or 4.15 hereof);

(8) release any Guarantor from any of its obligations under its Note Guarantee, the Security Documents or this Indenture, except in accordance with the terms of this Indenture and the Security Documents; or

(9) make any change in the preceding amendment and waiver provisions.

Section 10.03 Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

Section 10.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by such Holder and every subsequent Holder or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 10.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 10.06 Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 10 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amended or supplemental indenture until the Board of Directors of the Company approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 8.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 12.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 11

NOTE GUARANTEES

Section 11.01 Guarantee.

(a) Subject to this Article 11, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(1) the principal of, Prepayment Premium, if any, on, and interest, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, Prepayment Premium on, if any, and interest on, the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 7 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 7 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 11.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 11.03 Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 11.01 hereof, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit C hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 11.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

In the event that the Company or any of its Restricted Subsidiaries creates or acquires any Domestic Subsidiary after the date of this Indenture, if required by Section 4.16 hereof, the Company will cause such Domestic Subsidiary to comply with the provisions of Section 4.16 hereof and this Article 11, to the extent applicable.

Section 11.04 Guarantors May Consolidate, etc., on Certain Terms.

Subject to Article 5 hereof and except as otherwise provided in Section 11.05 hereof, a Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2) either:

(A) subject to Section 11.05 hereof, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under its Note Guarantee, this Indenture and the Security Documents on the terms set forth herein or therein, pursuant to a supplemental indenture (or supplements or joinders to the Security Documents) in form and substance reasonably satisfactory to the Trustee, and makes such filings and delivers such documents as shall be necessary to perfect or continue the perfection of the Lien on the Collateral pledged by or transferred to such Person; or

(B) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation, Section 4.10 hereof.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 6 hereof, and notwithstanding clauses 2(A) and (B) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 11.05 Releases.

(a) In the event of any sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company if the sale or other disposition does not violate Section 4.10 hereof, then the corporation acquiring the property will be released and relieved of any obligations under the Note Guarantee;

(b) In the event of any sale or other disposition of Capital Stock of any Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 4.10 hereof or terms of the Intercreditor Agreement, and such Guarantor ceases to be a Restricted Subsidiary of the Company as a result of the sale or other disposition, then such Guarantor will be released and relieved of any obligations under its Note Guarantee;

provided, in both cases, that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.10 hereof, or, in case of Section 12.06(b), in accordance with the provisions of the Intercreditor Agreement. Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 4.10 hereof, the Trustee will execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

(c) Upon designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture, such Guarantor will be released and relieved of any obligations under its Note Guarantee.

(d) Upon Legal Defeasance or Covenant Defeasance in accordance with Article 9 hereof or satisfaction and discharge of this Indenture in accordance with Article 13 hereof, each Guarantor will be released and relieved of any obligations under its Note Guarantee.

Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 11.05 will remain liable for the full amount of principal of, Prepayment Premium on, if any, or interest on, the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

ARTICLE 12

SECURITY

Section 12.01 Security Documents.

The due and punctual payment of the principal of, Prepayment Premium on, if any, and interest on, the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, Prepayment Premium on, if any, and interest, on the Notes and performance of all other obligations of the Company to the Holders of Notes or the Trustee under this Indenture and the Notes (including, without limitation, the Note Guarantees), according to the terms hereunder or thereunder, are secured as provided in the Security Documents, which the Company has entered into simultaneously with the execution of this Indenture. Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Collateral Agent to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company will deliver the Trustee copies of all documents delivered to the Collateral Agent pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Security Documents, to assure and confirm to the Trustee and the Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Company will take, and will cause its Subsidiaries to take any and all actions reasonably required or as may be reasonably requested by the Collateral Agent to cause the Security Documents to create and maintain, as security for the Obligations of the Company hereunder, a valid and enforceable perfected second-priority Lien in and on all the Collateral, in favor of the Collateral Agent for the benefit of the Holders of Notes, superior to and prior to the rights of all third Persons and subject to no other Liens other than Permitted Prior Liens.

Section 12.02 Recording, Opinions and Reports.

(a) The Company will furnish to the Collateral Agent and the Trustee simultaneously with the execution and delivery of this Indenture an opinion of counsel of the Company regarding the Lien intended to be created by the Security Documents.

(b) The Company will furnish to the Collateral Agent and the Trustee on April 15 in each year beginning with April 15, 2016, an Opinion of Counsel, dated as of such date, either:

(i) (A) stating that, in the opinion of such counsel, action has been taken with respect to the recording, registering, filing, re-recording, re-registering and re-filing of all supplemental indentures, financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Lien of the Security Documents and reciting with respect to the security interests in the Collateral the details of such action or referring to prior Opinions of Counsel (if any) in which such details are given, and (B) stating that, in the opinion of such counsel, based on relevant laws as in effect on the date of such Opinion of Counsel, all financing statements and continuation statements have been executed and filed that are necessary as of such date and during the succeeding 12 months fully to preserve and protect, to the extent such protection and preservation are possible by filing, the rights of the Holders of Notes and the Collateral Agent and the Trustee hereunder and under the Security Documents with respect to the security interests in the Collateral;

(ii) stating that, in the opinion of such counsel, no such action is necessary to maintain such Lien and assignment.

(c) The Company will otherwise comply with the provisions of TIA §313(b) and §314. Notwithstanding anything to the contrary in this Indenture, the Company will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral.

Section 12.03 Release of Liens on Collateral.

The Collateral Agent’s Liens upon the Collateral will be released in any one or more of the circumstances set forth in Section [        ] of the Intercreditor Agreement.

Section 12.04 Release of Liens in Respect of Notes.

(a) The Collateral Agent’s Liens upon the Collateral will no longer secure the Notes outstanding under this Indenture or any other Obligations under this Indenture, and the right of the Holders of the Notes and such Obligations to the benefits and proceeds of the Collateral Agent’s Liens on the Collateral shall terminate and be discharged:

(i) upon satisfaction and discharge of this Indenture as set forth in Article 13 hereof;

(ii) upon a Legal Defeasance or Covenant Defeasance of the Notes as set forth in Article 9 hereof;

(iii) upon payment in full and discharge of all Notes outstanding under this Indenture and all Obligations that are outstanding, due and payable under this Indenture at the time the Notes are paid in full and discharged;

(iv) in whole or in part, as applicable, as to all or any portion of property subject to such Liens that has been taken by eminent domain, condemnation or other similar circumstances;

(v) as to property that constitutes less than all or substantially all of the Collateral securing the Notes, with the consent of the holders of at least 66 2/3% in aggregate principal amount of the Notes;

(vi) in part, as to any property that (a) is sold, transferred or otherwise disposed of by the Company or a Restricted Subsidiary in a transaction not prohibited by this Indenture or the relevant Security Documents, at the time of such sale, transfer or disposition, to the extent of the interest sold, transferred or disposed of or (b) is owned or at any time acquired by a Guarantor that has been released from its Guarantee, concurrently with the release of such Guarantee in each case;

(vii) as to property that constitutes all or substantially all of the Collateral securing the Notes, with the consent of each holder of the Notes;

(viii) if certain property becomes Excluded Assets;

(ix) in part, in accordance with the applicable provisions of the Security Documents; or

(x) upon release of Liens securing Priority Lien Obligations under the circumstances described in the Intercreditor Agreement.

(b) Upon the full and final payment and performance of all Obligations of the Company under this Indenture and the Notes or upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Indenture in accordance with Article 13 hereof, the Trustee will, at the written request of the Company, deliver a certificate to the Collateral Agent stating that such Obligations have been paid in full, and instruct the Collateral Agent to release the Liens pursuant to this Indenture and the Security Documents.

Section 12.05 Certificates of the Company.

The Company will furnish to the Trustee and the Collateral Agent, prior to each proposed release of Collateral pursuant to the Security Documents:

(i) all documents required by TIA §314(d);

(ii) an Officers’ Certificate and Opinion of Counsel certifying that all conditions precedent under this Indenture and the Security Documents if any, to such release have been met and any necessary or proper instruments of termination, satisfaction or release prepared by the Company; and

(iii) an Opinion of Counsel to the effect that such accompanying documents constitute all documents required by TIA §314(d).

The Trustee and the Collateral Agent may, to the extent permitted by Sections 8.01 and 8.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and such Opinion of Counsel. Neither the

Trustee nor the Collateral Agent shall be liable for any such release undertaken in good faith in reliance upon any such Officers’ Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Security Document to the contrary, the Trustee and Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officers’ Certificate and Opinion of Counsel.

Section 12.06 Certificates of the Trustee.

In the event that the Company wishes to release Collateral in accordance with the Security Documents and has delivered the certificates and documents required by the Security Documents and Sections 14.03 and 14.04 hereof, the Trustee will determine whether it has received all documentation required by TIA §314(d) in connection with such release and, based on such determination and the Opinion of Counsel delivered pursuant to Section 12.05 hereof, will deliver a certificate to the Collateral Agent setting forth such determination. The Trustee, however, shall have no duty to confirm the legality, genuineness, accuracy, contents or validity of such documents (or any signature appearing therein), its sole duty being to certify its receipt of such documents which, on their face (and assuming that they are what they purport to be), conform to § 314(d) of the TIA. The Collateral Agent shall not be liable for any such release undertaken in good faith in reliance upon an such certificate from the Trustee, and notwithstanding any term hereof or in any Note Document to the contrary, the Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such certificate from the Trustee.

Section 12.07 Authorization of Actions to Be Taken Under the Security Documents.

Subject to the provisions of Section 7.01 and 7.02 hereof and to the terms of the Intercreditor Agreement, the Trustee may, in its sole discretion and without the consent of the Holders of Notes, direct, on behalf of the Holders of Notes, the Collateral Agent to, take all actions it deems necessary or appropriate in order to:

(i) enforce any of the terms of the Security Documents; and

(ii) collect and receive any and all amounts payable in respect of the Obligations of the Company hereunder and under the Security Documents.

The Collateral Agent will have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders of Notes, of the Collateral

Agent or of the Trustee). Nothing in this Section 12.07 shall be considered to impose any such duty or obligation to act on the part of the Collateral Agent.

Notwithstanding the foregoing, the Collateral Agent or the Trustee may, at the expense of the Company, request the direction of the Holders of Notes with respect to any such actions and upon receipt of the written consent of Holders of at least a majority in aggregate principal amount of the then outstanding Notes, shall take such actions; provided that all actions so taken shall, at all times, be in conformity with the requirements of the Intercreditor Agreement.

Section 12.08 Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the terms of the Intercreditor Agreement, proceeds in respect of the Collateral received by the Collateral Agent shall be passed on to the Trustee. The Trustee is authorized to receive any funds for the benefit of the Holders of Notes distributed under the Security Documents, and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

Section 12.09 Collateral Agent.

(a) Wilmington Savings Fund Society, FSB is hereby appointed as Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion. Each Holder agrees that any action taken by the Collateral Agent in accordance with the provisions of this Indenture and the Security Document, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture and the Security Documents, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder, the Company or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture and the Security Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Collateral Agent makes no representations as to, and shall not be responsible for the existence, genuineness, value, sufficiency or condition of any of the Collateral or as to the security afforded or intended to be afforded thereby, hereby or by any Security Document, or for the validity, perfection, priority or enforceability of the Liens or security interests in any of the Collateral created or intended to be created by any of the Security Documents, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Collateral Agent as determined by a court of competent jurisdiction in a final and non-

appealable decision, for the validity or sufficiency of the Collateral, any Security Documents or any agreement or assignment thereof contained in any provision thereof, for the validity of the title of the Company or any Guarantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral, all such responsibilities and obligations being responsibilities and obligations of the Company and the Guarantors. The Collateral Agent shall not have any responsibility for recording, registering, filing, re-recording, re-registering or refiling any supplemental indenture, financing statement, continuation statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Security Documents or otherwise (except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any Security Document) and such responsibility shall be solely that of the Company.

(c) The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any Guarantor), independent accountants and other experts and advisors selected by the Collateral Agent. The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture or the Security Documents in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes.

ARTICLE 13

SATISFACTION AND DISCHARGE

Section 13.01 Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1) either:

(A) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(B) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year or called for redemption within one year pursuant to arrangements satisfactory to the Trustee, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal of, Prepayment Premium on, if any, and interest on, the Notes, to the date of maturity or redemption;

(2) in respect of subclause (B) of clause (1) of this Section 13.01, no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (B) of clause (1) of this Section 13.01, the provisions of Sections 13.02 and 9.06 hereof will survive. In addition, nothing in this Section 13.01 will be deemed to discharge those provisions of Section 8.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 13.02 Application of Trust Money.

Subject to the provisions of Section 9.06 hereof, all money deposited with the Trustee pursuant to Section 13.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, Prepayment Premium, if any, and interest, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 13.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 13.01 hereof; provided that if the Company has made any payment of principal of, Prepayment Premium on, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 14

MISCELLANEOUS

Section 14.01 Trust Indenture Act Controls.

This Indenture is subject to, and shall be governed by, the provisions of the TIA that are required to be part of and to govern indentures qualified under the TIA. If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties will control.

Section 14.02 Notices.

Any notice or communication by the Company, any Guarantor, the Designated Noteholders or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

Nuverra Environmental Solutions, Inc.

14646 N. Kierland Boulevard

Scottsdale, Arizona 85254

Attention: Chief Legal Officer

Tel: 602 703 7407

If to the Trustee:

Wilmington Savings Fund Society, FSB

500 Delaware Avenue

Wilmington, DE 19801

Attention: Corporate Trust

Reference: Nuverra Environmental Solutions, Inc. 12.50%/10.00% Senior Secured Second Lien Notes due 2021

Facsimile: 302-421-9137

If to the Designated Noteholders, at the address on file with the Company on the Issue Date (or such other address as the applicable Designated Noteholder may notify in writing to the Company from time to time).

The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication will also be so mailed to any Person described in TIA §313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 14.03 Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA §312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA §312(c).

Section 14.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture or any Security Document, the Company shall furnish to the Trustee:

(1) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 14.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture or any Security Document relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 14.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 14.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA §314(a)(4)) or Security Document must comply with the provisions of TIA §314(e) and must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 14.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 14.07 No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 14.08 Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 14.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 14.10 Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each

Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.05 hereof.

Section 14.11 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 14.12 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 14.13 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 14.14 Waiver of Jury Trial.

EACH OF THE COMPANY, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.15 Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, losses or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[Signatures on following page]

SIGNATURES

Dated as of                     , 2016

Nuverra Environmental Solutions, Inc.

By:
Name:
Title:

Appalachian Water Services, LLC

By:
Name:
Title:

Badlands Leasing, LLC

By:
Name:
Title:

Badlands Power Fuels, LLC

By:
Name:
Title:

Badlands Power Fuels, LLC

By:
Name:
Title:

Heckmann Water Resources Corporation

By:
Name:
Title:

Heckmann Water Resources (CVR), Inc.

By:
Name:
Title:

Heckmann Woods Cross, LLC

By:
Name:
Title:

HEK Water Solutions, LLC

By:
Name:
Title:

Ideal Oilfield Disposal, LLC

By:
Name:
Title:

Landtech Enterprises, L.L.C.

By:
Name:
Title:

NES Water Solutions, LLC

By:
Name:
Title:

Nuverra Rocky Mountain Pipeline, LLC

By:
Name:
Title:

Nuverra Total Solutions, LLC

By:
Name:
Title:

1960 Well Services, LLC

By:
Name:
Title:

EXHIBIT A

[Face of Note]

CUSIP/CINS

12.500%/10.000% Senior Secured Second Lien Notes due 2021

No.	$

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

promises to pay to CEDE & CO. or registered assigns,

the principal sum of                                              DOLLARS on April 15, 2021.

Interest Payment Dates: April 15 and October 15

Record Dates: April 1 and October 1

Dated:

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

By:
Name: Title:

This is one of the Notes referred to in the

within-mentioned Indenture:

Wilmington Savings Fund Society, FSB, as Trustee

By:
Authorized Signatory

[Back of Note]

Senior Notes due 2021

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

During the Non-Cash Pay Period, unless otherwise consented to by a majority in aggregate principal amount of the outstanding Notes held by all of the Designated Noteholders, the Company shall abide by the Incorporated Covenants, as if such Incorporated Covenants were fully set forth in the Indenture for the benefit of the Holders, mutatis mutandis. The Company shall be obligated to comply with the Incorporated Covenants during the Non-Cash Pay Period regardless of whether the loans and obligations under the Term Loan Agreement have been repaid, the commitments thereunder terminated and/or the Term Loan Agreement has been terminated, exchanged, replaced or refinanced.

(1) INTEREST. Interest on the Notes will be payable semi-annually in arrears on April 15 and October 15. The first interest payment date will be October 15, 2016. Upon the occurrence and during the continuance of a payment Default or an Event of Default, interest on all principal, interest, Prepayment Premium and other amounts due under the Notes will accrue at a rate that is 2% higher than the then applicable interest rate on the Notes, and will be payable in cash. The Company will make each interest payment to the holders of record on the immediately preceding April 1 and October 1. To the extent set forth below, the Company will make all or a portion of each interest payment that is not required to be paid in cash, by capitalizing such accrued and unpaid interest to the principal of the Notes by adding an amount equal to such accrued and unpaid interest being capitalized to the principal amount of each Note then outstanding (interest so capitalized, “Capitalized Interest”) or by issuing PIK Notes. Following an increase in the principal amount of the Notes as a result of Capitalized Interest, the Notes will bear interest on such increased principal amount from and after the date of such interest payment date. The Capitalized Interest shall result in increases in the principal amount of the Notes by an amount equal to the interest payable rounded up to the next whole $1.00. Interest on the Notes will accrue from the most recent date interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360 day year comprised of twelve 30 day months.

If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on such interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on such interest payment date, and no additional interest will accrue solely as a result of such delayed payment.

On or before October 15, 2016, interest on the Notes will be paid by increasing the principal amount of the Notes or by issuing PIK Notes in an amount equal to the interest payment for the application interest period (rounded up to the nearest $1.00) as pay-in-kind interest to holders of the Notes on the relevant record date. Capitalized Interest on the Notes during this period will accrue at a rate of 12.5% per annum.

After October 15, 2016 but on or before April 15, 2018, interest on the Notes will be paid by (i) increasing the principal amount of the Notes or by issuing PIK Notes in an amount equal to one-half (50%) of the interest for the application interest period (rounded up to the nearest $1.00) as Capitalized Interest and (ii) a cash payment in an amount equal to of the remaining interest for the application interest period, to holders of the Notes on the relevant record date. Interest on the Notes during this period will accrue at a rate of 10.0% per annum.

After April 15, 2018, interest on the Notes will be paid by in cash. Interest on the Notes during this period will accrue at a rate of 10.0% per annum.

For the avoidance of doubt, interest that is payable as Capitalized Interest or by issuing PIK Notes may not be paid in cash.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes, to the Persons who are registered Holders of Notes at the close of business on the April 1 or October 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date. The Notes will be payable as to principal, Prepayment Premium, if any, or interest, at the office or agency of the Paying Agent and Registrar within the City of Wilmington and State of Delaware, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, Prepayment Premium on, if any, or interest on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, Wilmington Savings Fund Society, FSB, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(4) INDENTURE AND SECURITY DOCUMENTS. The Company issued the Notes under an Indenture dated as of April 15, 2016 (the “Indenture”) among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured by second-priority liens on the Collateral pursuant to the Security Documents referred to in the Indenture. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

(a) At any time prior to April 15, 2017, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest to the date of redemption, subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date. Except pursuant to this paragraph, the Notes will not be redeemable at the Company’s option prior to April 15, 2017.

On or after April 15, 2017, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, on the Notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on April 15 of the years indicated below, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2017	115%
2018	110%
2019	105%
2020 and thereafter	102.5%

If less than all of the Notes are to be redeemed, the Notes or portions thereof to be redeemed will be selected in accordance with The Depository Trust Company procedures.

No Notes of $2,000 or less (or, in the case of PIK Notes, $1.00 or less) shall be redeemed in part. Notices of redemption shall be given at least 30 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Company may at any time, and from time to time, purchase Notes in the open market or otherwise, subject to compliance with applicable securities laws, and, during the Non-Cash Pay Period, with the consent of a majority in aggregate principal amount of the outstanding Notes beneficially owned by all of the Designated Noteholders.

(6) MANDATORY REDEMPTION. During the Non-Cash Pay Period, if the Discharge of the Term Loan Obligations and the Discharge of Revolving Credit Agreement Obligations have each occurred, as of the last Business Day of any fiscal year of the Company ending on or after December 31, 2016, the Company shall, within 10 Business Days after financial statements have been (or, if earlier, were required to be delivered) for such fiscal year of the Company as described under Section 4.03 of the Indenture, redeem outstanding Notes in a principal amount, together with accrued and unpaid interest and Prepayment Premium (if any) thereon, equal to 100% of the Excess Cash Flow, if any, for the fiscal year covered by such financial statements (or such lesser amount as agreed to by a majority in aggregate principal amount of the outstanding Notes beneficially owned by all of the Designated Noteholders).

(7) REPURCHASE AT THE OPTION OF HOLDER.

(a) Upon the occurrence of a Change of Control, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof (or, in the case of PIK Notes, $1.00 or integral multiples of $1.00 in excess thereof)) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Prepayment Premium, if any, on the Notes repurchased to the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 20 days following any Change of Control, the Company will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b) Following the Non-Cash Pay Period, if the Company or a Restricted Subsidiary of the Company consummates any Asset Sales, within 10 days of each date on which the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets in accordance with the Indenture to purchase, prepay or redeem the maximum principal amount of Notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Prepayment Premium, if any, to the date of purchase, prepayment or redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee (or Depositary) will select the Notes and the applicable party shall select such other pari passu Indebtedness to be purchased on a pro rata basis (subject to Applicable Procedures), based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. During the Non-Cash Pay Period, when the aggregate amount of Excess Proceeds exceeds $1.0 million, within ten days thereof, the Company will make an Asset Sale Offer to all holders of Notes to purchase, prepay or redeem the maximum principal amount of Notes (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including Prepayment Premium, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds, or such lesser amount as agreed to by a majority in aggregate principal amount of the outstanding Notes beneficially owned by all of the Designated Noteholders. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus Prepayment Premium (if any) and accrued and unpaid interest, to the date of purchase, prepayment or redemption, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If the aggregate principal amount of Notes tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee (or Depositary) will select the Notes on a pro rata basis (subject to Applicable Procedures), based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, (or, in the case of PIK Notes, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof) will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(8) NOTICE OF REDEMPTION. At least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 9 or 13 thereof. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof (or, in the case of PIK Notes, in amounts of $1.00 or in whole multiples of $1.00 in excess thereof); except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof (or, in the case of PIK Notes, in denominations of $1.00 and integral multiples of $1.00 in excess thereof). The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class provided that Section 3.08, Section 4.10(d) and Article 5 of the Indenture and any other provision that is subject to the consent of a majority in aggregate principal amount of the outstanding Notes beneficially owned by all of the Designated Noteholders (including this proviso) may not be amended or supplemented without the consent of a majority in aggregate principal amount of the outstanding Notes beneficially owned by all of the Designated Noteholders and any Default or Event of Default resulting therefrom may not be waived without the consent of a majority in aggregate principal amount of the outstanding Notes beneficially owned by all of the Designated Noteholders. Notwithstanding the preceding, the Company, the Guarantors and the holders of a majority in aggregate principal amount of the outstanding Notes beneficially owned by all of the Designated Noteholders may, without the consent of any other holder of Notes or the Trustee, amend or supplement this Indenture, the Security Documents, the Notes and the Note Guarantees to amend or supplement the provisions under Section 3.08, Section 4.10(d) and Article 5 of the Indenture and any other provision that is subject to the consent of a majority in aggregate principal amount of the outstanding Notes beneficially owned by all of the Designated Noteholders, and the Company, the Guarantors and the Designated Noteholders may, without the consent of any other holder of Notes or the Trustee, waive any Default or Event of Default resulting therefrom. Without the consent of any Holder of Notes, the Indenture, the Notes or the Note Guarantees may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders and Note Guarantees by a successor to the Company or such Guarantor pursuant to the Indenture, to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any Holder, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, to conform the text of the Indenture, the Notes, the Note Guarantees or the Security Documents to any provision of the “Description of the Notes” section of the Company’s Offering Memorandum dated April [    ], 2016, relating to the initial offering of the Notes, to the extent that such provision in that “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes, the Note Guarantees or the Security Documents, which intent may be evidenced by an Officers’ Certificate to that effect, to enter into additional or supplemental security documents, to make, complete or confirm any grant of Collateral permitted or required by the Indenture or any Security Documents or any release of collateral that becomes effective as set forth in the Indenture or any Security Documents, to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture, or to allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Note Guarantee with respect to the Notes.

(12) DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 days (or, during the Non-Cash Pay Period, without the consent of a majority in aggregate principal amount of the outstanding Notes beneficially owned by the Designated Noteholders, 3 Business Days) in the payment when due of interest on, the Notes; (ii) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or Prepayment Premium on, if any, the Notes; (iii) following the Non-Cash Pay Period failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Sections 4.10(a), (b) or (c), 4.15 or 6.01 of the Indenture; (iv) following the Non-Cash Pay Period failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture or the Security Documents; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries, which default is a Payment Default, results in the acceleration of such Indebtedness prior to its express maturity or, during the Non-Cash Pay Period, without the consent of a majority in aggregate principal amount of the outstanding Notes beneficially owned by the Designated Noteholders, results in (x) the acceleration of such Indebtedness prior to its express maturity (y) if such Indebtedness constitutes Hedging Obligations, a default in or an involuntary early termination of such Hedging Obligations; (vi) failure by the Company or any of its Restricted Subsidiaries to pay certain final judgments, which judgments are not paid, discharged or stayed, for a period of 60 days; (vii) subject to certain exceptions and except as permitted by the Indenture, if any security document ceases for any reason to be fully enforceable, certain security interests created by any security documents cease to be in full force and effect, or the repudiation by the Company or any other Guarantor of any of their obligations under any security documents; (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; (ix) except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; (x) the Company or any Guarantor asserts, in any pleading in any court of competent jurisdiction, that any security interest in any Collateral is invalid or unenforceable; (xi) the Security Documents fail or cease to create a valid and perfected and, except for liens securing Priority Lien Obligations, first priority Lien on the Collateral covered thereby; and (xii) during the Non-Cash Pay Period, unless otherwise consented to by the majority in aggregate principal amount of the outstanding Notes beneficially owned by the Designated Noteholders, failure by the Company or any of its Restricted Subsidiaries to comply with any of the agreements in this Indenture or the Security Documents. In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, interest or Prepayment Premium, if any,) if the Trustee determines that withholding notice is in such Holders’ interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of all the Holders of Notes, rescind an acceleration or waive an existing Default or Event of Default and its respective consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, Prepayment Premium on, if any, and interest on, the Notes (including in connection with an offer to purchase). The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(13) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(14) NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

(15) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (=

tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(18) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Nuverra Environmental Solutions, Inc.

14646 N. Kierland Boulevard, Scottsdale, Arizona 85254,

Attention: Chief Legal Officer

Tel: 602-903-7407

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint             to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10             ☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

EXHIBIT B

DTC LEGEND

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS A BENEFICIAL INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE ARE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

B-1

EXHIBIT C

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of April [    ], 2016 (the “Indenture”) among Nuverra Environmental Solutions, Inc., (the “Company”), the Guarantors party thereto and Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, Prepayment Premium on, if any, or interest, on the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of, Prepayment Premium on, if any, or interest on, the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article 11 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[NAME OF GUARANTOR(S)]

By:
Name:
Title:

C-1

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of , among (the “Guaranteeing Subsidiary”), a subsidiary of Nuverra Environmental Solutions, Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and Wilmington Savings Fund Society, FSB as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of April [    ], 2016 providing for the issuance of Second Lien Notes due 2021 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 10.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 11 thereof.

4. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

5. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL

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INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:     ,

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

WILMINGTON SAVINGS FUND SOCIETY, FSB, AS TRUSTEE

By:
Authorized Signatory

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